Exhibit 99.1

FOR IMMEDIATE RELEASE:

May 10, 2019

MMA Capital Holdings Announces First Quarter Results

BALTIMORE, May 10, 2019 / PRNewswire -- MMA Capital Holdings, Inc. (Nasdaq: MMAC) (“MMA Capital” or “the Company”) today reported financial results for the quarter ended March 31, 2019, including common shareholders’ equity of $212.5 million, or $36.11 per share of diluted common shareholders’ equity (“Book Value”).  The Company filed its Quarterly Report on Form 10- Q for the quarter ended March 31, 2019 (the “First Quarter Report”), with the Securities and Exchange Commission (“SEC”) today and will host an investor call at 8:30 a.m. ET on Monday, May 13, 2019.

Common shareholders’ equity decreased from $212.9 million at December 31, 2018, to $212.5 million at March 31, 2019. This change was driven by a $0.2 million comprehensive loss and $0.2 million of other decreases in common shareholders’ equity. Book Value per share decreased $0.09 per share in the first quarter to $36.11 per share at March 31, 2019.

The Company recognized a  comprehensive loss of $0.2 million in the first quarter of 2019, which consisted of $2.9 million of net income and $3.1 million of other comprehensive loss. In comparison, and primarily as a result of the sale of certain businesses and assets, the Company recognized $27.5 million of comprehensive income during the first quarter of 2018 that consisted of $18.3 million of net income and $9.2 million of other comprehensive income.  Net income that we recognized in the first quarter of 2019 was primarily driven by equity in income from unconsolidated funds and ventures, net gains on bonds and net interest income.  Refer to “Consolidated Results of Operations” for more information about changes in common shareholders’ equity that is attributable to net income.

The other comprehensive loss recognized in the first quarter of 2019 was primarily attributable to the reclassification of fair value gains out of accumulated other comprehensive income (“AOCI”) and into the Company’s Consolidated Statements of Operations due to the sale of certain bond investments. The impact of this reclassification was partially offset by net fair value gains that were recognized in AOCI during the first quarter of 2019 in connection with the Company's bond-related investments. Refer to “Consolidated Balance Sheet Analysis” for more information about other comprehensive income.

Michael Falcone, MMA Capital’s Chief Executive Officer stated, “Looking at our company, 2019 is going to be a very different year than 2018. In 2018 we executed on a series of transformative transactions and began to turn our balance sheet increasingly towards opportunities which we see in the solar lending space. In 2019 we expect to continue to execute that turn towards solar lending. The impact of that investment focus is starting to be realized as we completed the first quarter with a $4 million increase in the carrying value of equity investments in the Solar Ventures while, on a year-over-year basis, equity in first quarter income from the Solar Ventures increased by $3.3 million.  As the year progresses, we expect to build on this first quarter performance.”

Conference Call Information

The conference call with investors will be webcast.  All interested parties are welcome to join the live webcast, which can be accessed through the Company’s web site at www.mmacapitalholdings.com (refer to the Shareholder Relations tab of our website for more information).  Participants may also join the conference call by dialing toll free 1-888-346-6987 or 1-412-902-4268 for international participants and 1-855-669-9657 for Canadian participants.

For purposes of the conference call, the Company will reference select tables from Item 2 (Management’s Discussion & Analysis) of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

An archived replay of the event will be available one hour after the event through May 20, 2019, toll free at 1-877-344-7529, or 1-412-317-0088 for international participants and 1-855-669-9658 for Canadian participants (Passcode: 10131216).

Annual Meeting Information

The Company will hold its 2019 Annual Meeting on Tuesday, May 21, 2019 at 1:00 p.m. ET at the offices of Gallagher Evelius & Jones, LLP, 218 North Charles Street, Suite 400, Baltimore, MD 21201, for shareholders of record on March  26, 2019.

About MMAC

MMA Capital primarily invests in debt associated with renewable energy infrastructure and real estate. MMA Capital is externally managed and advised by Hunt Investment Management, LLC, an affiliate of Hunt Companies, Inc. For additional information about MMA Capital Holdings, Inc. (Nasdaq: MMAC), please visit MMA Capital’s website at www.mmacapitalholdings.com.  For additional information about Hunt Investment Management, LLC, please see its Form ADV and brochure (Part 2A of Form ADV) available at https://www.adviserinfo.sec.gov.

Source: MMA Capital Holdings, Inc.

Contact: Brooks Martin, Investor Relations, (855) 650-6932

www.mmacapitalholdings.com